ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

Addison, Texas, April 1, 2011; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010, the Company reported a net loss of $0.3 million, or $0.004 per share, compared with a net loss of $1.7 million, or $0.024 per share, for the same period last year.  For the year ended December 31, 2010, the Company reported a net loss of $5.0 million, or $0.06 per share, compared with a net loss of $9.2 million, or $0.14 per share, in the same period of 2009. At December 31, 2010, the Company held cash and cash equivalents of approximately $0.6 million, compared with $1.9 million at December 31, 2009.  As of March 1, 2011, the Company held cash and cash equivalents of approximately $0.7 million.

Commenting on the financial results Kerry P. Gray, President and CEO stated, “The 2010 results which reflect a significant improvement in our reported loss from 2009 is due principally to the business restructuring that occurred in July 2009. Non-recurring events accounted for $655,000 of the improvement in 2010 with the balance being attributable to operations. As we expand our commercial activities, both in the U.S. and internationally, we continue to maintain tight controls of our operating expenses. The next 6 months will be an exciting period for the Company as we anticipate three product launches internationally, the submission of two additional 510(k) applications in the U.S. to expand our Altrazeal® product line, significant expansion in Altrazeal® revenues, and additional licensing activities. We are projecting that during this period the Company will receive approximately $2 million from commercial activities.”

Operating Results

Revenues
Revenues for the fourth quarter of 2010 were $1,029,000, compared to $233,000 for the fourth quarter of 2009.  The increase of approximately $796,000 in revenues from the fourth quarter of 2009 compared to the fourth quarter of 2010 was primarily due to increased licensing fees due to the recognition of $751,000 in unamortized licensing fees from the termination of the licensing agreement with Meldex International.

For the year ended December 31, 2010, revenues were $1,557,000, compared to $668,000 for the same period of 2009.  The increase of approximately $889,000 was due primarily to the following factors: an increase of $903,000 in OraDisc™ licensing fees and an increase of $138,000 in Aphthasol® product sales as we did not sell any Aphthasol® finished product to our domestic distributor during 2009.  These increases were partially offset by decreases in Zindaclin® royalty and licensing fees of $87,000 due to our divestiture of this product in June 2010.

Research and Development
Research and development expenses for the fourth quarter of 2010 were $309,000, including $32,000 in share-based compensation, compared to $244,000, including $34,000 in share-based compensation, for the fourth quarter of 2009.  The increase of approximately $65,000 in research and development expenses was primarily due to higher costs of $50,000 associated with the development efforts for our Altrazeal® and OraDisc™ technologies.

For the year ended December 2010, research and development expenses were $1.26 million, including $136,000 in share-based compensation, compared to $2.25 million, including $320,000 in share-based compensation, for the same period in 2009. The decrease of approximately $992,000 in research and development expenses was due primarily to decreases in direct research costs of $73,000, scientific personnel costs of $561,000, clinical testing expenses for our wound care technologies of $163,000, and regulatory consulting of $195,000.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2010 were $715,000, including $34,000 in share-based compensation, compared to $624,000, including $130,000 in share-based compensation, for the fourth quarter of 2009.  The increase of approximately $91,000 in selling, general and administrative expenses was due primarily to additional costs of $30,000 related to the Company’s internal sales force, increased director fees of $64,000, higher legal costs of $66,000 and an accounting adjustment of $26,000 that reduced expenses in 2009.  These increases were partially offset by a decrease of $96,000 in share-based compensation.

For the year ended December 2010, selling, general and administrative expenses were $3.12 million, including $230,000 in share-based compensation, compared to $5.67 million, including $1.3 million of share-based compensation, for the same period in 2009.

The decrease of approximately $2,546,000 in selling, general and administrative expenses reflects reduced costs associated with our sales and marketing efforts of $1,182,000 due to lower head count and marketing expenses, a decrease of $1,167,000 in administrative compensation including share-based compensation, a decrease of $329,000 in legal fees as 2009 included expenses related to a proposed acquisition, lower consulting fees of $113,000, decreased legal fees related to our patents of $62,000 and lower travel expenses of $38,000.

These expense decreases were partially offset by an increase in director fees of $223,000, increased investor relation expenses of $73,000 and a commission of $30,000 related to the Aiqilin licensing agreement.

Other income and other expenses
For the year ended December 2010, interest and miscellaneous income was $10,000 as compared to $43,000 for the same period of 2009.  The decrease of $33,000 is attributable to lower cash balances and interest yields during 2010.

Interest Expense
Interest expense for the fourth quarter of 2010 was $14,000 as compared to $13,000 for the fourth quarter of 2009 and consisted of financing costs for our insurance policies and interest costs related to regulatory fees.

For the year ended December 2010, interest expense was $51,000 as compared to $15,000 for the same period of 2009.  The increase of approximately $36,000 is attributable to interest costs related to regulatory fees.

Impairment of Intangible Assets
Yearly, we performed an evaluation of our intangible assets for purposes of determining possible impairment.  In 2010 the fair value of our intangible assets exceeded the recorded remaining book value.  In 2009 we recognized an impairment charge of $717,000 associated with the valuation of the Zindaclin® patent.

Loss on Sale of Intangible Assets
For the year ended December 2010, loss on sale of intangible assets was $858,000 and consisted of the June 2010 divestiture of our Zindaclin® intangible asset.  There was no intangible asset divestiture for the year ended December 2009.

Mr. Gray added, “There were many achievements in 2010 that favorably position the Company for growth in 2011 and beyond including, the granting of the CE Mark, the Distribution Agreement with Novartis, the Altrazeal® Licensing Agreement for China and the significant progress that has been made establishing the base business from which Altrazeal® can favorably compete in the U.S. wound care market. The clinical data that has been developed shows significant pain reduction, the ability to provide a pharmacoeconomic benefit (lower treatment cost and improved clinical outcomes) in the treatment of diabetic foot ulcers, venous leg ulcers and geriatric trauma which are three of the largest segments of the wound care market, and gives us a strong marketing platform. Also, the ability to increase the interval between dressing changes ideally positions Altrazeal® in the large home health care market.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives, anticipated product launches and regulatory filings, near term revenue opportunities and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
REVENUES
License fees	$949,271	$120,735	$1,099,554	$193,290
Royalty income	25,991	50,908	158,464	255,738
Product sales	53,614	61,249	299,339	180,731
Other	---	---	---	38,190
Total Revenues	1,028,876	232,892	1,557,357	667,949

COSTS AND EXPENSES
Cost of goods sold	10,211	12,290	153,470	35,073
Research and development	309,100	244,083	1,258,060	2,250,153
Selling, general and administrative	714,758	624,242	3,119,881	5,665,559
Amortization of intangible assets	206,454	272,102	905,706	1,065,390
Depreciation	77,020	46,424	256,073	186,690
Total Costs and Expenses	1,317,543	1,199,141	5,693,190	9,202,865

OPERATING (LOSS)	(288,667)	(966,249)	(4,135,833)	(8,534,916)

Other Income (Expense)
Interest and miscellaneous income	4,375	274	9,930	42,571
Interest expense	(13,713)	(12,692)	(50,851)	(14,619)
Impairment of intangible assets	---	(716,633)	---	(716,633)
Loss on sale of intangible assets	---	---	(857,839)	---
Loss on sale of equipment	---	---	---	(2,121)
(LOSS) BEFORE INCOME TAXES	(298,005)	(1,695,300)	(5,034,593)	(9,225,718)

Income taxes	---	---	---	---
NET (LOSS)	$(298,005)	$(1,695,300)	$(5,034,593)	$(9,225,718)

Basic and diluted net (loss) per common share	$(0.00)	$(0.02)	$(0.06)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	82,117,230	71,456,653	81,540,495	67,168,941

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$641,441	$1,934,177
Current assets	1,996,265	3,544,850
Property and equipment, net	1,375,484	1,631,557
Other assets	5,648,764	8,203,965
Total assets	9,020,513	13,380,372

Current liabilities	1,019,597	929,771
Long term liabilities – deferred revenue	594,653	1,272,843
Total liabilities	1,614,250	2,202,614
Total stockholders’ equity	7,406,263	11,177,758